As filed with the Securities and Exchange Commission on September 22, 2004
Registration No. 333-118494

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CPFL Energia S.A.
(Exact name of Registrant as specified in its charter)
CPFL Energy Incorporated
(Translation of Registrant’s name into English)

Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

Rua Ramos Batista, 444, 13° andar

CEP 04552-020 São Paulo, São Paulo
Federative Republic of Brazil
+55 11 3457-0645
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue
New York, New York 10011
1-800-223-7564
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Nicolas Grabar, Esq. Cleary, Gottlieb, Steen & Hamilton 1 Liberty Plaza New York, New York 10006	William B. Brentani, Esq. Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, California 94304

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment is to file three exhibits to the Registration Statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus and Financial Statements are unchanged and have been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

          Neither the laws of Brazil nor the Registrant’s by-laws provide for indemnification of directors or officers. The Registrant does not maintain liability insurance and has not entered into indemnity agreements which would insure or indemnify its directors or officers in any manner against liability which he or she may incur in his or her capacity as such.

Item 7.	Recent Sales of Unregistered Securities

          The securities of the Registrant that were issued or sold by the Registrant within the past three years and not registered with the Commission are as follows:

          On April 1, 2003, the Registrant sold 90,000 non-convertible debentures at a face value of R$10 each, thus amounting to R$900,000, as part of the second issue of its first series of debentures. These debentures were sold in transactions exempt from registration under the Securities Act pursuant to Regulation S thereunder.

          In July 2001, CPFL Paulista, a subsidiary of the Registrant, issued 44,000 debentures at a face value of R$10,000 amounting to R$440,000,000, as part of its first series of debentures. These debentures were sold in transactions exempt from registration under the Securities Act pursuant to Regulation S thereunder.

          In addition, on July 1, 2004, Paulista made its second issuance of debentures, in two series, the first in the amount of R$120 million and the second in the amount of approximately R$130 million. These debentures were sold in transactions exempt from registration under the Securities Act pursuant to Regulation S thereunder.

Item 8.	Exhibits

          (a) The following documents are filed as part of this Registration Statement:

1.1		Form of International Underwriting Agreement.
3	.1‡	Amended and Restated By-laws of the Registrant, together with an English translation.
4	.1‡	Form of Deposit Agreement among the Registrant, The Bank of New York, as depositary, and the Holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts.
5.1		Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant, as to the legality of the common shares.
8.1		Opinion of Mattos Filho, Veiga, Filho, Marrey Jr. e Quiroga Advogados, as to tax matters.
10‡		Shareholders’ Agreement, dated March 22, 2002 as amended on August 27, 2002 and on November 5, 2003, among VBC Energia S.A., 521 Participações S.A., Bonaire Participações S.A. and the Registrant.
15	.1‡	Awareness Letter of Deloitte Touche Tohmatsu Auditores Independentes.
21	.1‡	Subsidiaries of the Registrant.
23	.1‡	Consents of Deloitte Touche Tohmatsu Auditores Independentes.
23	.2‡	Consent of PricewaterhouseCoopers Auditores Independentes.
23.3		Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant (included in Exhibit 8.1).
24	.1‡	Powers of Attorney (included on signature page to the Registration Statement).

‡	Previously filed.

          (b) Financial Statement Schedules

          None.

Item 9.	Undertakings

          The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby also undertakes that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement at the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, state of São Paulo, Brazil, on September 22, 2004.

CPFL ENERGIA S.A.

By:	/s/ WILSON FERREIRA, JR.

Name: Wilson Ferreira, Jr.

Title:	Chief Executive Officer

(principal executive officer)

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ WILSON FERREIRA, JR.

Name: Wilson Ferreira, Jr.

Title:	Chief Executive Officer

(principal executive officer)

Date: September 22, 2004

By:	/s/ JOSÉ ANTONIO DE ALMEIDA FILIPPO

Name: José Antonio de Almeida Filippo

Title:	Chief Financial Officer

(principal financial officer)

Date: September 22, 2004

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on September 22, 2004 in the capacities indicated:

Name	Title

/s/ WILSON FERREIRA JUNIOR Wilson Ferreira Junior	President and Chief Executive Officer (principal executive officer)

* Carlos Ermírio de Moraes	Chairman of the Board of Directors

* Joílson Rodrigues Ferreira	Director

Name	Title

* Aloísio Macário Ferreira de Souza	Director

* Carlos Alberto Cardoso Moreira	Director

* Cid Alvim Lopes de Resende	Director

* Deli Soares Pereira	Director

* Francisco Caprino Neto	Director

* Luiz Maurício Leuzinger	Director

* Mário da Silveira Teixeira Júnior	Director

* Otávio Carneiro de Rezende	Director

* Rosa Maria Said	Director

* Susana Hanna Stiphan Jabra	Director

* José Antonio de Almeida Filippo	Chief Financial Officer and Vice-President, Finance (principal financial officer)

* Antônio Carlos Bassalo	Principal Accounting Officer

* Donald J. Puglisi	Authorized Representative in the United States

*By:	/s/ WILSON FERREIRA JUNIOR

Wilson Ferreira Junior
as attorney-in-fact

EXHIBIT INDEX

          (a) The following documents are filed as part of this Registration Statement:

1.1		Form of International Underwriting Agreement.
3	.1‡	Amended and Restated By-laws of the Registrant, together with an English translation.
4	.1‡	Form of Deposit Agreement among the Registrant, The Bank of New York, as depositary, and the Holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts.
5.1		Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant, as to the legality of the common shares.
8.1		Opinion of Mattos Filho, Veiga, Filho, Marrey Jr. e Quiroga Advogados, as to tax matters.
10‡		Shareholders’ Agreement, dated March 22, 2002 as amended on August 27, 2002, among VBC Energia S.A., 521 Participações S.A., Bonaire Participações S.A. and the Registrant.
15	.1‡	Awareness Letter of Deloitte Touche Tohmatsu Auditores Independentes.
21	.1‡	Subsidiaries of the Registrant.
23	.1‡	Consents of Deloitte Touche Tohmatsu Auditores Independentes.
23	.2‡	Consent of PricewaterhouseCoopers Auditores Independentes.
23.3		Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant (included in Exhibit 8.1).
24	.1‡	Powers of Attorney (included on signature page to the Registration Statement).

‡	Previously filed.

          (b) Financial Statement Schedules

          None.